Exhibit 99.1

Company Contact:	Investor Relations Contacts:
Matthew Beale, President & CFO	Lippert / Heilshorn & Associates
Fuel Systems Solutions, Inc.	Kirsten Chapman/ Cathy Mattison
(714) 656-1320	cmattison@lhai.com
(415) 433-3777

Fuel Systems Solutions Completes Acquisition of Teleflex Incorporated’s Power Systems Business

SANTA ANA, Calif., August 5, 2009 -- Fuel Systems Solutions, Inc. (Nasdaq: FSYS) completed the purchase of the Power Systems business from Teleflex Incorporated on August 4th for $14.5 million, in an all cash transaction as announced on July 20th.

Mariano Costamagna, CEO of Fuel Systems Solutions, said, “This acquisition includes three segments: industrial and transportation alternative fuel components and systems and auxiliary power systems (APS). The addition of the two complementary segments asserts our leadership position in the transportation and industrial markets. The APS business creates an entry into a new market segment with diverse growth potential driven by regulatory and emissions standards. The technology and products acquired expand our robust global platform and furthers our growth strategy.”

About Fuel Systems Solutions

Fuel Systems Solutions (Nasdaq: FSYS) is a leading designer, manufacturer and supplier of proven, cost-effective alternative fuel components and systems for use in transportation and industrial applications.

Fuel Systems’ components and systems control the pressure and flow of gaseous alternative fuels, such as propane and natural gas, used in internal combustion engines. These components and systems feature the company’s advanced fuel system technologies, which improve efficiency, enhance power output and reduce emissions by electronically sensing and regulating the proper proportion of fuel and air required by the internal combustion engine. In addition to the components and systems, the company provides engineering and systems integration services to address unique customer requirements for performance, durability and configuration.

The company is composed of two operating subsidiaries: IMPCO Technologies and BRC. IMPCO Technologies is a leader in the heavy duty, industrial, power generation and stationary engines sectors. BRC is a leader in the light duty and automobile alternative fuel sectors and has established alliances with several major automobile manufacturers for OEM projects.

Additional information is available at www.fuelsystemssolutions.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including, without limitation, expressed or implied statements concerning the Company's ability to successfully utilize the acquired technology, certifications and patents, penetrate new and developing markets and use the acquired assets to leverage existing business. Such statements only state our beliefs and opinions. The Company's actual results may differ materially. Factors that may cause the Company's results to differ include, but are not limited to, risks that we cannot integrate the acquired assets into our business promptly and efficiently, that the patents or certifications acquired are insufficient or not useable by us, that expected sales do not materialize, that changes in emissions regulations may not significantly increase demand for the Company's products, the global economic downturn may reduce customers' demand for new automobiles and/or our products, and that all closing conditions will be met. Readers also should consider the risk factors set forth in the Company's reports filed with the Securities and Exchange Commission, including, but not limited to, those contained in the "Risk Factors" section of the Company's Annual Report on Form 10-K, for the year ended December 31, 2008. The Company does not undertake to update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.